UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Florida	6500	38-4088423
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Larry Pino

Chief Executive Officer

189 S. Orange Ave, Suite 1650

Orlando, FL 32801

Telephone: 407-206-6577

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Pino Nicholson PLLC

189 S. Orange Ave, Suite 1650

Orlando, FL 32801

Telephone: 407-206-6577

Email: ljp@PinoNicholsonLaw.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

FOR THE YEAR ENDED DECEMBER 31, 2019 AND

PERIOD FROM JULY 20, 2018 (INCEPTION) TO DECEMBER 31, 2018 TABLE OF CONTENTS

PART II.

Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward- looking statements.

ITEM 1. BUSINESS

Overview

The Company has made an initial offering that was qualified by the Securities and Exchange Commission on November 25, 2019 (the “Offering”) whereunder the Company seeks to raise capital $50,000,000 on a “best efforts” basis using its Class A non-voting preferred shares.

The Company was organized to invest in wholly-owned subsidiaries that develop (“Development Projects”), acquire (“Acquisition Projects”), or convert other real estate properties including hotels (“Conversion Projects”) into senior living rental communities ranging from $15,000,000 to $100,000,000 per community, consisting of independent living, assisted living and/or memory care for approximately fifty (50) to two-hundred and fifty (250) residents (“Company Properties”). The Company’s primary focus for purposes of Development Projects will be on southeastern markets, and for purposes of Acquisition Projects and Conversion Projects will be on national markets, that it considers to have favorable risk-return characteristics. The Company, operating through wholly-owned special purpose entities (“SPE”) as real estate owner-operators, intends to create, operate and hold a portfolio of Company Properties on a long-term basis, approximating seven years, and ultimately dispose of them to generate revenue for the Company. The Company is not a registered broker-dealer, an investment adviser, or a funding platform.

In order to achieve this objective, the Company regularly reviews opportunities for the acquisition or development of Company Properties.

Project Evaluation Criteria

The Company’s development focus on southeastern domestic markets, and acquisition and conversion focus on national markets, where demographics and competitive supply, offer the potential to achieve attractive returns. The Company intends to identify opportunities that financially benefit from the favorable demographic shift associated with the “aging of America”.

The Company’s diligence includes an evaluation of a potential project’s desirability based on: (1) overall market depth for senior living communities based on the age, need, and income qualified population in the property’s primary market area, (2) current and future market penetration based on current and forecast supply relative to the market depth, (3) household income and average home sale prices as these are the primary sources from which residents of Company Properties fund their living expenses, (4) five year forecast growth rate for senior population, and (5) the market position of the potential project relative to competitor price and quality. Once a project passes the Company’s preliminary due diligence, financial risks and returns are modeled to determine if the project is able to meet its financial projections and achieve Company return targets. This includes stress testing and sensitivity analyses on projected cash flows using financial models to gauge the project’s financial strength, rate sensitivity, occupancy and lease-up sensitivity, and exit capitalization rate sensitivity.

Other project evaluation criteria include the following:

•	Geography: Urban and suburban neighborhood throughout i) the southeastern United States for purposes of development, and ii) the United States for purposes of acquisition and conversion.

•	Investment target size (per project): Senior living rental communities ranging from $15,000,000 to $100,000,000 per community, consisting of independent living, assisted living and/or memory care for approximately fifty (50) to two-hundred and fifty (250) residents.

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•	Maturity: Maturity is flexible and may range between three and seven years, at which point the ownership interest is intended to be liquidated (equity) or the principal is expected to be repaid in full (debt). In some cases, equity products may include contractual mechanisms in order to facilitate an earlier exit for Investors.

•	Returns: The Company will seek to pursue Development Projects, Acquisition Projects, and Conversion Projects that have the potential to provide ongoing income to Investors in the Preferred Shares, paid or accrued monthly based on an 8.0% cumulative, non-compounded annual return on $1,000.00 par value (“Preferred Dividend”), plus potential capital appreciation through additional dividends (“Special Dividends”) based on fifty (50%) percent participation in the net proceeds generated by the Company from the Holdco disposition of Company Properties. However, as the Offering is a blind pool and the Company has no track record, there can be no guarantee that such returns can or will be achieved.

In order to achieve targeted returns, the Company typically seeks to develop to a stabilized unleveraged yield of 250 basis points greater than underwritten exit capitalization rates, acquire properties with an underwritten stabilized net operating income at anticipated disposition of 200 basis points greater than underwritten exit capitalization rates, and convert other real estate properties including hotels with an underwritten stabilized net operating income at anticipated disposition of 225 basis points greater than underwritten exit capitalization rates.

Expansion of Company Focus to include the Mid-Market in Addition to the Class A Luxury Segment

The Company intends to build upon Management’s experience developing, acquiring, and operating Sponsor Affiliate luxury Class A senior living communities, by continuing to focus on the development of luxury, Class A senior living communities in southeastern markets, as well as expanding on a national basis into the underserved mid-market segment that offers greater affordability in response to an emerging social crisis for aging Americans unable to afford $5,000 or more for senior living communities.

This growing, underserved mid-market segment known as “the missing middle” represents a demographic segment that can neither afford Class A luxury senior living communities, nor is eligible for government income-based subsidies that are available to residents of low-income senior living communities. By pursuing cost-effective acquisitions, and conversions of other real estate properties including hotels for adaptive reuse into senior living rental communities to serve this market segment on a national basis, Management believes it can provide a compelling, differentiated offering to residents that i) satisfies their need for safety and care, ii) provides a positive resident experience at more affordable levels than the development or acquisition of purpose-built senior living communities, and iii) achieves operating margins that are consistent with Sponsor Affiliate properties through reduced marketing costs due to shorter lease-up periods driven by favorable demand elasticity at lower monthly rates.

Leverage of Strategic Relationships

The Sponsor, Asset Manager and Advisor have forged numerous strategic relationships with market leaders in the senior living arena that will be engaged by the Company as appropriate on a community specific basis. This group of highly-qualified, key strategic vendors includes but is not limited to, the following:

(i)	Bessolo Design Group. Bessolo Design Group is the Architect for Tuscan Gardens of Venetia Bay. Its services included architectural design of the memory care and assisted living facilities, as well as the design of the fountains, landscape and irrigation, the low voltage system, Security, Cable Television, Computer Audiovisual system, as well as mechanical, plumbing and structural engineering.

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(ii)	Baker Barrios Architects. Baker Barrios Architects is among the most innovative commercial architecture and design firms in the Southeast. The company has been in business over two decades and has offices in downtown Orlando. The company provides architecture, interior design, planning, landscape architecture, brand strategy and communications, and structural engineering. The company is currently providing services with respect to Tuscan Gardens of Palm Coast.

(iii)	5G Studio Collaborative. 5G Studio Collaborative is the architecture firm for Tuscan Gardens of Delray Beach. The company was founded in 2005 to expand the parameters of design beyond traditional architectural practice. With projects in over 10 different countries, the company provides an array of design services.

(iv)	Mosaic Design Studio. Mosaic Design Studio specializes in design projects related to senior living and independent care communities. Mosaic developed its own line of furniture especially for these types of facilities and designs interiors to suit the needs of the residents and to positively influence all who use the space. Mosaic designed the furniture plans and decorative lighting plans for the Tuscan Gardens of Venetia Bay Welcome Center and the Office.

(v)	Core Construction Services. Core Construction Services provides the high-quality services of a nationwide leader while using a local workforce to create customized buildings. The company constructed Crane’s View Lodge and is the contractor for Tuscan Gardens of Venetia Bay, Tuscan Gardens of Palm Coast, and Tuscan Gardens of Forest Acres.

(vi)	SageAge Strategies. SageAge Strategies is a senior living marketing and business consulting firm. Having been in business for 30 years, it has produced results for more than 400 retirement communities and senior service providers. As a result, SageAge has received numerous national and international honors for excellence and achievement from a variety of organizations. Its services include consulting, market research, creative, technology, online marketing, and media and direct marketing. SageAge is currently providing strategic branding, marketing, public relations, online marketing and sales management support services for affiliates of the Company.

(vii)	Oracle Healthcare Property Advisers. Oracle Healthcare Property Advisors provides objective and reliable appraisals and market studies to the seniors housing and healthcare real estate industry. Its market feasibility services are used by the Company for market selection, competitive analysis, rate/pricing determination, and appraisals.

Operation of Company Properties

The Company’s Management will rely on the Advisor’s recommendations for the acquisition and purchase of Company Properties. The Asset Manager will oversee the day to day operation of communities by the Community Manager to ensure underwritten operational quality and financial results are achieved.

In order to assure the successful operation of Company Properties, the Asset Manager, in its capacity as asset manager for the Company, typically focuses on the following areas on an ongoing basis following licensure of Development Projects, Acquisition Projects, or Acquired Projects:

1.	Immediately identify issues and prioritize areas to improve overall performance of the properties

2.	Deploy three-pronged transformation plan (staff evaluation, resident experience, marketing effectiveness) through full-time Regional Director(s) of Operations working with the Community Manager

3.	Ongoing data-driven performance improvement though Key Performance Indicator (“KPI”) management systems to ensure effectiveness of staff, resident satisfaction, and marketing performance.

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Specific Improvement Initiatives include:

Staffing Reorganization

1.	Evaluate Current Staff and Facility Needs
a.	Evaluate current levels of staffing and augment, reduce, replace as necessary
b.	Execution bolstered by a dedicated, full-time Regional Director of Operations reporting to Asset Manager

2.	Update Staff Processes and Protocols
a.	Regular on-site meetings to align and update staff on the needs of the facility
b.	Monthly review of menus, proposed activities, community association suggestions, and audit of Roundtable Resident Synopsis
c.	Quarterly employee review process
d.	Daily Care Incident Reporting Reviews
e.	Weekly engagement with TG corporate office including consistent TG management presence ,daily review of Flash Reports and weekly on-site sales and marketing reviews

3.	Organizational Development
a.	Annual market compensation review and annual calibration
b.	New associate orientation programming
c.	Quarterly associate training programs
d.	Performance agreements and evaluations
e.	Re-training all senior leadership on clinical acuity assessment, empathy training, and hospitality protocols to ensure an optimum balance of care delivery and resident experience

4.	Differentiate through Resident Experience
a.	Research-Based Memory Care
b.	Implement research-based proprietary memory care programming and add a dedicated MC Director and MC Program Manager
c.	Ongoing Review of Level of Care
d.	Ongoing conversations (vs. periodic evaluations) with residents and their adult children as well as assessments to identify changes in level of care and properly charge for services to eliminate revenue leakage and management risk
e.	Improve medication regimens, reduce falls, evaluate acuity levels, and reduce recidivism rate to hospitals and rehabilitation facilities
f.	Improve programming and dietary offerings
g.	Implement resident satisfaction (and adult children decision makers) assessments to generate leading-indicators in areas that need management attention
h.	Increase care service offerings to include hospice and respite
i.	Incorporate exceptional programming such as monthly food-based experiences and field trips to dinner, theaters or other venues, all day dining, lifelong learning opportunities, yoga, performing arts etc. (constantly evolving based on each community residents’ preferences)
j.	Leverage local community for monthly events such as fine arts exhibit, recitals, piano recitals, car shows
k.	Highlight resident stories for community engagement and involvement
l.	Incorporate monthly community town hall meetings with local residents, referral network, and key stakeholders (i.e. medical community and caregivers) to enhance market presence and receive feedback on opportunities for improvement

5.	One-time Capex – typically $200,000 per acquired property will be required to rejuvenate the assets. A more detailed assessment will be made by Mosaic Ltd., a recognized FF&E and interior design leader in the senior living space

6.	Marketing Strategy
a.	Branded Event Marketing
b.	Incorporate aggressive branded event marketing
c.	Monthly events directed to community referral sources (i.e. medical community and caregivers)
d.	Monthly events directed to local residents, prospects, Power of Attorney (POA) and family members
e.	Associate and Resident Referral Program
f.	Implement associate and resident referral program
g.	Monthly associate and resident community referral award event
h.	$1,000 cash referral bonus (doubles as a resident activity of interest)
i.	Community Networking
j.	Realtor Targeting

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7.	Other Improvements
a.	Revenue Enhancement
i.	Additional focus on increasing and expanding revenue from the resident and associate population
ii.	Accelerate collection of accounts and implement auto-pay with all past-due residents
iii.	Suite Configuration
iv.	Review pricing strategy based on market demand/occupancy for each suite type (e.g. 1 BDR vs. 2 BDR)
v.	Address “Friendship Suite” rate strategy (combining residents into semi-private rooms) immediately to shift these deeply discounted rates (up to 48% off published rates) to 20% premiums
b.	Synergies
i.	As the Company continues to scale its platform, it will benefit from synergies from management systems, Regional Director(s) of Operations and outside vendors
1.	Use of regional vendors to enhance resident experience (e.g. farm to table) and referrals
2.	Staff cross training, interim coverage (holidays, turnover) and best practice pollination
3.	Retention though a culture of family feel vs. institutional employment
c.	Management Systems
i.	Additional clinical, CRM, and accounting systems assessment will be provided as part of the detailed due diligence plan to be prepared with Sage Age, and the Asset Manager prior to closing

Financial Performance of Company Properties

The Company targets developments and acquisitions that generate a leveraged internal rate of return (“IRR”) of 20% or more based on underwritten occupancy of 93%, annual rate growth (3%), and operating margins (35-36%). Based on market demand and competitiveness of each Company Property, the Company incentives its regional community manager to outperform against underwriting and is bonused on the achievement of stretch goals typically set at 95%+ occupancy, and 4-6% annual rate growth, and target operating margins of 40%.

Risk Analysis

Prior to proceeding to acquire or develop a potential property, the Company reviews the following potential risks:

1.	Contingencies: Environmental, Zoning, Title, and Survey contingencies. Full review financial of performance through rent rolls etc.
2.	Property Condition Report: A PCR is typically ordered as part of due diligence.
3.	FF&E Improvements: assess and recommend improvements to the FF&E.
4.	Financing: A financing contingency for each transaction is typically provided.
5.	Appraisal: Typically required by lender, provides additional comfort to underwriting.
6.	Supply Risk – based on increasing land prices and entitlement challenges in the PMA and vicinity, the risk of a new entrant coming in at a market basis and seeking development returns would result in rates well in excess of those currently forecast for the next five years.
7.	Occupancy Risks: Average length of stay, departures per month due to natural causes.
8.	Rental Rate Risk: Market occupancy and rates may result in short-term pricing premiums or challenges at any given time.
9.	Interest Rate Risk: If there is a significant rise in LIBOR rates the returns could be lower than projected.
10.	Execution Risk: project specific concerns, if any.

Ongoing Operations

Based on the foregoing, the Company intends to operate Company Properties through a Community Manager in a manner which is consistent with Sponsor and Sponsor Affilates’ operation of Tuscan Gardens at Venetia Bay. Details of this project are available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) Website https://emma.msrb.org/IssueView/Details/EA357818

Notwithstanding this objective, the prior performance of the Sponsor, Sponsor Affiliates, and their respective affiliated entities may not predict the future performance of the Company and its affiliated entities or the return on an investment in the Preferred Shares. Therefore, there is no assurance that the Company will achieve its investment objectives or that the Preferred Dividend and/or cash distributions will be paid to the holders of Preferred Shares.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As the Company has not yet commenced operations, it has no employees that receive compensation, and has no Results from Operations for which it can provide Management Discussion and Analysis or Trend Information.

As the Company has insufficient liquidity and capital reserves to commence operations, it will rely entirely on the proceeds from the Offering for the liquidity and capital reserves necessary to commence operations.

ITEM 3. DIRECTORS AND OFFICERS

The following table sets forth information about our executive officers and directors.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Below the Company provides information regarding the executive officers and significant employees of the Company. The Company does not have any other employees at this time as it relies on Company Affiliates to provide Asset Management under the Asset Management Agreement, Advisory Services under the Advisory Agreement, and other Company Affiliates to provide all administrative and other services to the Company at fair market value.

(a)	Directors, Executive Officers and Significant Employees of the Company

Name	Age	Title	Term of OfficeNote 1	Approximate Hours Per Week
Larry Pino, Esq.	68	Director, President and Chief Executive Officer	July 2018	20
William N. Johnston	58	Director, Secretary Treasurer, Chief Investment Officer and Chief Financial Officer	July 2018	20
Christopher P. Young	60	Director, Chief Development Officer	July 2018	20
Charles C. Smith	72	Director, Director of Special Projects	July 2018	20
Sean D. Casterline	50	Corporate Equity Officer and Director	July 2018	10

Note 1 – The Company expects each Executive Officer to continue in the same capacity as their predecessor Company Affiliate roles outlined below, not all Company Executive Officers will be focused on all aspects of the Company’s business initiatives, but will rather focus on specific business initiatives in accordance with their area(s) of expertise.

Prior service with a Tuscan Gardens Management Corporation, a Company Affiliate:

Name	Age	Title	Term of Office
Larry Pino, Esq.	68	Chief Executive Officer	January 2012
William N. Johnston	58	Chief Investment Officer and Chief Financial Officer	January 2015
Christopher P. Young	60	Chief Development Officer	January 2015
Charles C. Smith	72	Director of Special Projects	November 2012
Sean D. Casterline	50	Corporate Equity Officer	November 2012

(b)	Family relationships.

None

(c)	Business experience.

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The Company’s Management, each of which reside in Orlando, Florida, has experience in the finance, development and acquisition of senior living projects, commercial mixed use projects, shopping centers, office buildings, and single and multi-family residential properties. Management has also been involved in the formation, development, and growth of companies in the healthcare, finance, and insurance industries. The following are Management’s biographies:

Larry Pino, Esquire, Chairman and CEO. Mr. Pino is responsible for establishing the overall strategic of the Company and ensuring that the Company achieves its financial and operational goals and objectives. Prior to founding the company, Mr. Pino was the Founder and CEO of a private equity development and management company focused on starting, developing and growing business enterprises. He has served as Chairman or Board Member for many of those investments. By background, Mr. Pino is a commercial litigation attorney specializing in business and investment law. He graduated with a Bachelor’s Degree from the University of Notre Dame and a J.D. degree from New York University Law School. He has received Certificates of Study from the University of Madrid, L’Alliance Francaise in Paris, and the Centro Linquistico Italiano Dante Alighieri in Rome. Subsequently, he was admitted to practice law and is in good standing as a member of the bars in Florida, New York, and California, as well as in various federal courts across the country. Mr. Pino currently teaches a course as an Adjunct Professor on Rapid Enterprise Development for the Hamilton Holt School at Rollins College in Winter Park, Florida, and he is pursuing a Doctorate in Business Administration at the Warrington College of Business at the University of Florida. In the last thirty years, Mr. Pino has conducted some 5,500 speaking engagements, speaking to over one million people and appearing on 140 radio and television talk shows. Mr. Pino has authored twelve books including among others: Finding Your Niche (Berkley-Putnam Publishing), Finding Your E-Niche, The Desktop Lawyer, Cash In On Cash Flow (Simon & Schuster), and Reinventing Senior Living: The Art of Living With Purpose, Passion & Joy (Impact Publishing). He also co-authored Morphing: Radical Evolution for Revolutionary Times with Dr. Craig McAllaster, retired Acting President Emeritus of Rollins College.

William N. Johnston, Chief Investment Officer and Chief Financial Officer. In his role, Mr. Johnston provides financial oversight of the Company, and is responsible for institutional investor relations and capital allocation. Over the course of his career, Mr. Johnston has raised and invested more than $1.5 billion of capital in various forms ranging from private equity to structured debt and has multi-sector institutional real estate finance, development, and operations experience. Mr. Johnston’s domestic and international leadership background leading high-growth teams as a strategic partner to Fortune 50 companies brings relevant growth expertise to the Sponsor. Prior to joining the Sponsor, Mr. Johnston served as Chief Investment Officer at Unicorp National Developments, a leading developer of retail, mixed use, and multifamily properties, EVP Corporate Development and Interim Chief Operating Officer at Digital Risk, LLC, where he delivered over $11million of annual operating margin growth through operational improvements and supported the 2012 sale for $175 billion to Mphasis Ltd., (an HP Company), and Chief Operating Officer at Liberty Investment Properties, Inc., where he led national hotel development programs with Goldman Sachs and Angelo Gordon. Mr. Johnston started his public accounting career as a financial modeling specialist and IT systems specialist at PriceWaterhouseCoopers, LLC. He has held various global corporate finance roles which include North American Chief Financial Officer, Managing Director of Global Financial Services and head of North American Real Estate for London-based multinational Tibbett & Britten Group, PLC through the growth of its North American operation from a startup to over 11,000 team members handling $35 billion of goods annually. Mr. Johnston holds an Executive MBA from Harvard University, Master of Accountancy, and Bachelor of Commerce degrees from McGill University. He is a Certified Public Accountant (Illinois) and Chartered Professional Accountant (Canada) and holds a Series 79 FINRA License.

Christopher P. Young, Chief Development Officer. Mr. Young is responsible for the on-time, on-budget delivery of the Company’s development projects. He has previously served as the chief operating officer for a regional senior living developer based in central Florida, where he was in charge of the day-to-day operations of the companies and the development of assisted living division. As chief operating officer, he created the business model for the site acquisition and market penetration criteria. While there, he was responsible for the development of three assisted living facilities with an approximate value of $100 million. He has over thirty years of operational and executive-level experience with small and large corporations, including General Motors and General Dynamics. This experience also includes small and large-scale construction projects, with up to $300 million in total construction cost. Mr. Young earned a Bachelor of Arts degree in administration and pre-law from Michigan State University and is finishing his Master of Science in acquisition and contracts from the University of West Florida. Mr. Young resides in Orlando, Florida.

Charles C. Smith, Jr., Director of Special Projects. Prior to joining the company in 2012, Mr. Smith was the CEO and Founder of Delta Advisory Group, Inc., a federally registered investment advisory firm and a Co-Founder and Partner of Delta Realty Advisors, Inc. a real estate investment company. During his 40-year business career, he has been a principal party in the formation, capitalization and operational aspects of an extensive number of business enterprises. These ventures have spanned a wide range of sectors including banking, retail, multifamily residential development, commercial retail development, marina services, and radio station syndication. He has organized and served as a managing partner in real estate projects with capitalization in excess of $200 million and as a managing principal of market equities in excess of $150 million. Mr. Smith is an alumnus of the University of South Carolina in Columbia where he served as an intern in the Office of Dean of Student Affairs and a Page in the South Carolina State Senate. Post-graduation, he engaged in studies of philosophy and apologetics at L’Abri Fellowship in Huemoz, Switzerland under the leadership of founder Dr. Francis A. Schaeffer.

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Sean D. Casterline, Corporate Equity Officer. Mr. Casterline began his career with Delta First Financial as an asset manager. During his time at Delta, he progressed through the company to eventually land as the Senior Portfolio Manager with the firm. In 1998, he left for an opportunity to work with Wealth Management Financial Group as their Senior Portfolio Manager. While there, Mr. Casterline managed client assets totaling over $200 million and co-hosted a syndicated financial radio show, which was broadcast nationwide in such cities as New York, San Francisco, and Dallas. Mr. Casterline earned both his Bachelor’s Degree in Finance and Master’s Degree in Business Administration from the University of Florida. He also has the distinction of being a CFA Charter holder and was an Arbitrator for the NASD. Mr. Casterline is an active member at the University of Florida Alumni Association and has also served as a Director for the CFA-Orlando Society. He has been involved with other charitable organizations such as the Fellowship of Christian Athletes, Big Brothers/Big Sisters of Gainesville and Habitat for Humanity. He is a member of YPO (Young Presidents’ Organization) and The CFA (Chartered Financial Analysts) Institute.

Compensation of Directors and Executive Officers

To date, our executive officers and directors have not received any cash compensation.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The Company is a newly-formed entity organized on July 20, 2018. Tuscan Gardens Capital Partners, LLC (the “Sponsor”) a Florida limited liability corporation, is the sole common shareholder having purchased 50,000 Common Shares for a cash consideration of $50,000.00 on August 7, 2018.

No other Common Shares or Preferred Shares have been issued.

The following table displays, as of December 31, 2018, the voting and non-voting securities of the Company:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Company Total Voting Power
Common Voting Shares ($1.00 par value)	Tuscan Gardens Capital Partners, LLCNote 1	$50,000.00	100.0%	100.0%
Class A Non-Voting Preferred Shares ($1,000.00 par value)	None issued	N/A	N/A	0.00%
Total		$50,000.00		100.00%

Note 1 - Tuscan Gardens Capital Partners, LLC (“Sponsor”) is a Management controlled Company Affiliate.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Asset Manager, Advisor and other Sponsor affiliates (collectively “Company Affiliates”) will be engaged by the Company and its affiliates to perform various value add services for day to day management of the Company including the investment of its assets, the acquisition, development, financing and disposition of properties, and offering placement services. Company Affiliates will receive fees and compensation for such services as described in this section. None of the agreements for such services are the result of arm’s-length negotiations. The Company believes, however, that the terms of such arrangements are reasonable and are comparable to those that could be obtained from unaffiliated entities. The timing and nature of these fees could create a conflict between and among the interests of the Community Manager, Asset Manager, the Advisor, the Sponsor, the Company, and those of the Investors.

Property Management Services to the Company. Tuscan Gardens Management Corporation (“Community Manager”), will be responsible for the day to day operation and management decisions for Company Properties under a community management agreement (“Community Management Agreement”) for each Company Property. Community Management Agreements will provide the Community Manager with a monthly community management fee equal to 5.0% of monthly Company Property revenue, plus reimbursement for various corporate resource costs including accounting, sales & marketing, information technology, and payroll processing.

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Asset Manager Services to the Company. In order to ensure the generation of revenue for the Company, ongoing operation of Company Properties will be overseen by an affiliate entity, Tuscan Gardens Senior Living Communities Asset Manager, LLC (“Asset Manager”) pursuant to an agreement between the Asset Manager and the Company (“Asset Management Agreement”). The Company’s strategy is to hire its affiliate, Tuscan Gardens Management Corporation (“Community Manager”) to operate the senior living communities that it builds or acquires, and to leverage the Asset Manager’s expertise and oversight of the Community Manager to ensure operational and financial performance objectives are achieved by the Community Manager.

Advisor Services to the Company. In order to achieve its investment objectives, the Company will engage an advisor to oversee the Company’s acquisitions, developments, financing, and disposition activities including without limitation the negotiation and execution of all agreements pertaining to development, acquisition, financing, and disposition of the Company’s assets. Tuscan Gardens Advisors, LLC (the “Advisor”) will serve as the management and business advisor to the Company pursuant to an advisory agreement with the Company (the “Advisory Agreement”) to advise on all business matters of the Company pursuant to the Advisory Agreement. The Advisor is a wholly-owned, captive affiliate of Tuscan Gardens Management Group, LLC (“TGMG”), a Florida limited liability company, is not a registered investment advisor under the Investment Advisers Act of 1940, and exclusively provides management and business consulting, rather than investment advisory services, to the Company and its majority-owned affiliates which include Tuscan Gardens Senior Living Fund, LLC and Tuscan Gardens Senior Living Income Fund, LLC. TGMG is a real estate private equity company specializing in senior living community development and acquisitions. TGMG’s leadership has over 100 years of collective experience investing in income producing real estate including senior living communities, hospitality, retail, multifamily, industrial, restaurant and other real estate sectors. The Advisor may terminate the Advisory Agreement with or without cause and without penalty, by giving sixty (60) days’ prior written notice to the Company.

Services performed by Company Affiliates include the following:

Service	Determination of Amount	Estimated Amount
Organization and Offering Stage

Organizational and Offering Expenses	The Company will reimburse the Asset Manager, the Advisor, or Company Affiliates for Organizational and Offering Expenses up to five (5.0%) percent of Maximum Offering Amount. As used herein, “Organizational and Offering Expenses” means any and all costs and expenses, exclusive of the Placement Fee, the Marketing Support Fee, the Dealer Manager Fee, and the Acquisition Fees incurred by the Company, the Asset Manager, the Advisor or any Company Affiliate in connection with the formation, qualification, organization and registration of the Company and the marketing, distribution and issuance of Preferred Shares, including, without limitation, the following: legal, accounting and escrow fees, costs of printing, amending, supplementing, mailing, and distribution costs; filing, registration, and qualification fees and taxes; personnel costs associated with processing Investor subscriptions, the preparation and dissemination of organizational and Offering documents and sales materials, and the attendance by the Company or Company Affiliates at sales meetings; telecopy and telephone costs, all advertising, promotional and marketing expenses, including the costs related to Investor and broker-dealer sales meetings or events paid or reimbursed by the Company; and bona fide due diligence expenses incurred by the Placement Agent and Participating Brokers.	If the Company raises the Maximum Offering Amount, Organizational and Offering Expenses will equal $2,500,000.

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Service	Determination of Amount	Estimated Amount
Organization and Offering Stage

Reimbursement of Advisor Operating Expenses	The Company will cause each respective Holdco to pay the Advisor and its Affiliates, as applicable, for Advisor’s ongoing operating expenses incurred on behalf of the Company, the Holdcos or their affiliates. These amounts are expected to be funded with working capital reserves established with Offering proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such operating expenses. These amounts are estimated to be two (2.0%) percent of the Company’s prorata percentage of total Holdco preferred ownership interests multiplied by Total Project Costs.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the costs of the Advisor’s operations, the Company cannot determine these amounts at the present time.

Placement Agent Services	Delta Securities Company, LLC (“Delta”), a FINRA-registered broker-dealer, is a Sponsor Affiliate by virtue of it being owned by the Company’s Corporate Equity Officer and Director, Mr. Sean Casterline. Delta has entered into, or will enter into arrangements with the MBD for compensation and fees as a participating FINRA-registered broker-dealer under the MBD’s standard Participating Dealer Agreement attached as Exhibit 1. The compensations and fees paid to Delta will be consistent with those paid by the MBD to participating broker-dealers who are not Affiliates of the Company.	As actual amounts are dependent upon the Offering proceeds raised by Delta, the Company cannot determine these amounts at the present time.

Acquisition Services	The Company will cause each respective Holdco to pay the Advisor acquisition fees (the “Acquisition Fees”) for the selection, purchase, underwriting, financing, development or construction of the Communities equal to three (3.0%) percent of the Company’s prorata percentage of total Holdco preferred ownership interests multiplied by estimated Total Project Costs, as defined herein, upon the acquisition of each Company Property. In the event the Acquisition Fees are paid to the Advisor in connection with any property that is not ultimately acquired by the Company, such Acquisition Fees shall be promptly repaid by the Advisor to the Company.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the Total Project Costs of Company Properties, the Company cannot determine these amounts at the present time.

10

Service	Determination of Amount	Estimated Amount
Acquisition and Development Stage

Development Services	The Company relies upon dedicated, affiliated community specific development entities (“Devco”) to achieve on-time, on-budget completion of each Company Property it develops. These Devcos are responsible for the successful engagement with sellers, regulatory officials, and other parties necessary to secure land use entitlements, requisite development approvals and permits, as well as the oversight of general contractors. In consideration for these services, the Company will cause each respective Propco to pay the applicable Developer Entity a site development fee in an amount equal to five (5.0%) to seven (7.0%) percent of Total Project Costs (including financing costs and interest expense, pre-opening operating expenses and working capital reserves) for design and development services. Upon commencement of construction at each site, or sooner as provided for under the applicable development agreement between each respective Propco and the applicable Developer Entity, an amount not to exceed seventy-five (75%) percent of this fee will be due and payable for the respective Company Property, with the balance paid in installments over the projected site construction period, which is typically eighteen (18) to twenty-four (24) months, subject to any additional lender requirements.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the Total Project Costs of Company Properties, the Company cannot determine these amounts at the present time.

Asset Manager Acquisition Expenses	The Company will reimburse the Asset Manager for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not it ultimately acquires the investment.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the costs and frequency of the Asset Manager’s selection or acquisition of investments, the Company cannot determine these amounts at the present time.

Financial Guarantee	The Company will cause each respective Holdco to pay the Advisor, on a monthly basis, an annual Guarantee Fee (the “Financial Guarantee Fee”) equal to three quarters of one (0.75%) percent of guaranteed amounts under total aggregate financing (“Guaranteed Amount”) for each Company Property for which Advisor or its affiliates provide financial or carve-out guarantees. The Company will pay the Advisor the Financial Guarantee Fee earned with respect to the Guaranteed Amount upon the execution of guarantees by Advisor or its affiliates at each Company Property. In the event the Financial Guarantee Fee is paid to the Advisor in connection with any Company Property that is not ultimately developed or acquired by the Company, such Financial Guarantee Fee shall be promptly repaid by the Advisor to the Company. These amounts are expected to be funded with working capital reserves established with Net Proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such fees.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, the Total Project Costs of Company Properties, and the frequency and magnitude of lender requirements for financial guarantees, the Company cannot determine these amounts at the present time.

11

Service	Determination of Amount	Estimated Amount
Operational Stage

Asset Management	The Asset Manager is responsible for the oversight of day to day Company Property management decisions by the Community Manager pursuant to an agreement between the Asset Manager and the Company (“Asset Management Agreement”). Under the Asset Management Agreement, the Company will pay the Asset Manager, on a monthly basis, an annual Asset Management Fee (the “Asset Management Fee”) equal to two (2.0%) percent of Gross Assets under management. In the event the Asset Management Fee is paid to the Asset Manager in connection with any community that is not ultimately acquired by the Company, such Asset Management Fee shall be promptly repaid by the Asset Manager to the Company. These amounts are expected to be funded with working capital reserves established with Net Offering Proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such fees.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the costs and frequency of the Asset Manager’s selection or acquisition of investments, the Company cannot determine these amounts at the present time.

Disposition Services	The Company will cause each respective Holdco to pay the Advisor disposition fees (the “Disposition Fees”) for the disposition, recapitalization, or sale of Communities equal to three (3.0%) percent of the Company’s prorata percentage of total Holdco preferred ownership interests multiplied by the actual selling price or recapitalized amount, as defined herein, upon the sale or recapitalization of each Company Property. In the event the Disposition Fees are paid to the Advisor in connection with any Company Property that is not ultimately sold or recapitalized by the Company, such Disposition Fees shall be promptly repaid by the Advisor to the Company.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, the frequency and magnitude of dispositions of Company Properties, the Company cannot determine these amounts at the present time.

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Conflicts of Interest

There are conflicts of interest between and among the Company, the Asset Manager, the Advisor, the Sponsor, the Development Entities, and other Company Affiliates. Asset Manager and Advisor may provide services to other affiliate companies in addition to the Company. All of the agreements and arrangements between Company Affiliates and the Company, including those related to compensation, are not the result of arm’s-length negotiations. The Company will try to balance the interests of Company Affiliates with the interests of the Company. However, to the extent that the Company takes actions that are more favorable to Company Affiliates than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on the dividends to holders of Preferred Shares and the value of those securities. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

The Company relies on key real estate professionals, including Larry Pino, William N. Johnston, and Christopher P. Young (collectively “Management”), for the day-to-day operation of its business. As a result of their interests in other Company Affiliates, their obligations to other investors, and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, Management will face conflicts of interest in allocating their time among us, the Asset Manager, the Advisor, other Company Affiliates, and other business activities in which they are involved. However, the Company believes that the Asset Manager, Advisor, and their respective affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Company.

Sean Casterline, the sole beneficial owner of Delta Securities Company, LLC (“Delta”) beneficially owns more than 10% of the Company’s outstanding common stock. Delta is anticipated to execute a participating dealer agreement and participate in the offering. As a result of Mr. Casterline’s beneficial ownership of the Company and Delta, Delta is deemed to have a "conflict of interest" within the meaning of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”).

Accordingly, this offering is being made in compliance with the applicable requirements of FINRA Rule 5121. Under FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the FINRA member primarily responsible for managing this offering does not have a conflict of interest, is not an affiliate of any member that has a conflict of interest and meets the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. No FINRA member with a conflict of interest will confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

There are no other material relationships or related party transactions.

ITEM 6. OTHER INFORMATION

None.

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Item 7.   Financial Statements

TUSCAN GARDENS SENIOR LIVING

COMMUNITIES, INC.

Financial Statements

and

Independent Auditor’s Report

December 31, 2019 and 2018

14

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

F-1

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Tuscan Gardens Senior Living Communities, Inc.

We have audited the accompanying financial statements of Tuscan Gardens Senior Living Communities, Inc. (a Florida Corporation, the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations and changes in equity and cash flows for the year ended December 31, 2019 and for the period from inception (July 20, 2018) through December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tuscan Gardens Senior Living Communities, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from inception (July 20, 2018) to December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

Orlando, Florida

February 24, 2020

F-2

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2018

	2019	2018
CURRENT ASSETS
Cash	$50,000	$50,000

TOTAL ASSETS	$50,000	$50,000

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable and other accrued liabilities	$-	$-

TOTAL LIABILITIES	-	-

EQUITY
Common shares - 50,000 shares issued and outstanding ($1 par value)	50,000	50,000
Class A non-voting preferred shares ($1,000 par value) - 50,000 authorized	-	-
Retained earnings	-	-

TOTAL EQUITY	50,000	50,000

TOTAL LIABILITIES AND EQUITY	$50,000	$50,000

See accompanying notes to financial statements.

F-3

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

STATEMENTS OF OPERATIONS AND CHANGES IN EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2019 AND THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 2018

	2019	2018
REVENUE

Revenues	$-	$-

TOTAL REVENUE	-	-

OPERATING EXPENSES
Expenses	-	-

TOTAL OPERATING EXPENSES	-	-

NET LOSS	$-	$-

EQUITY, BEGINNING OF YEAR	$50,000	$-

Issuance of common stock	-	50,000

EQUITY, END OF YEAR	$50,000	$50,000

See accompanying notes to financial statements.

F-4

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2019 AND THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 2018

	2019	2018

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	$-	$50,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	50,000

NET (DECREASE) INCREASE IN CASH	-	50,000

CASH, BEGINNING OF YEAR	50,000	-

CASH, END OF YEAR	$50,000	$50,000

See accompanying notes to financial statements.

F-5

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 1 – DESCRIPTION OF BUSINESS

Tuscan Gardens Senior Living Communities, Inc. (the “Company”) was organized on July 20, 2018 and is a Florida corporation. The Company was formed to invest in wholly-owned subsidiaries that develop (“Development Projects”), acquire (“Acquisition Projects”), or convert other real estate properties including hotels (“Conversion Projects”) into senior living rental communities ranging from $15,000,000 to $100,000,000 per community. The Communities will consist of independent living, assisted living and/or memory care facilities. The Company’s primary focus for purposes of Development Projects will be in southeastern markets, and for purposes of Acquisition Projects and Conversion Projects will be in United States markets, that it considers to have favorable risk-return characteristics. The Company, operating through wholly-owned special purpose entities (“SPE”) as real estate owner-operators, intends to create, operate and hold a portfolio of Company Properties on a long-term basis, with the goal to sell each property after approximately seven year, and ultimately dispose of them to generate revenue for the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America.

Cash

The Company maintains its cash deposits at a bank. Cash deposits could, at times, exceed federally insured limits. As of December 31, 2019 and 2018, there was no uninsured balance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-6

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

There are no open federal or state tax years under audit. Financial Accounting Standards Board issued ASC 740-10 (Accounting for Uncertainty in Income Taxes), which prescribed a comprehensive model for how a company should measure, recognize, present, and disclose in its financial statements uncertain tax positions that an organization has taken or expects to take. The Company adopted ASC 740-10 and has not taken any uncertain tax positions that require disclosure in the financial statements.

Fair Value of Financial Instruments

The FASB ASC Topic "Financial Instruments" clarifies the definition of fair value for financial reporting, establishing a framework for measuring fair value, and requires additional disclosure about the use of fair value measurements in an effort to make the measurement of fair value more consistent and comparable. The carrying amount of cash approximates fair value due to the short maturity of this financial instruments.

NOTE 3 – EQUITY AND FUTURE EQUITY

The Company currently has two authorized share classes: common voting shares with $1 par value per share (“Common Shares”) and Class A non-voting preferred shares with $1,000 par value per share (“Preferred Shares”). On August 10, 2018, the Company established an equity basis through this issuance of 50,000 shares of $1 par value Common Shares.

The Company has made an initial offering (“Offering”) on a “best efforts” basis to raise capital using its Class A non-voting preferred shares. The Company seeks to raise $50,000,000 from the Offering of Preferred Shares. The Company will seek to pursue Development Projects, Acquisition Projects, and Conversion Projects that have the potential to provide an ongoing income to investors in the Preferred Shares, paid or accrued monthly based on an 8.0% cumulative, non-compounded annual return on $1,000 par value (“Preferred Dividend”), plus potential capital appreciation through additional dividends (“Special Dividends”) based on fifty (50%) percent participation in the net proceeds generated by the Company from the disposition of Company Properties. However, as the Offering is a blind pool and the Company has no track record, there can be no guarantee that such returns can or will be achieved.

F-7

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 3 – EQUITY AND FUTURE EQUITY (Continued)

The Preferred Shares have no public market and will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. As the information statement was qualified by the SEC on November 25, 2019 (with a current Offering termination date of December 31, 2020), the Company has begun to solicit sales of the Preferred Shares. The Offering period may be extended, or the Offering terminated at any time by the Company in its sole discretion. The Preferred Shares are being offered pursuant to Regulation A under the Securities Act of 1933, as amended, for Tier 2 offerings. The Preferred Shares will be issued only to purchasers who satisfy the requirements set forth in Regulation A. Funds from the Offering will be made available to the Company once the Offering raises a minimum of $2,000,000 excluding sales to Company affiliates (“Minimum Offering Amount”). There are no provisions for the return of funds once the Minimum Offering Amount is sold.

NOTE 4 – SUBSEQUENT EVENTS

In preparing the financial statements, the Company has evaluated events and transactions for potential recognition through February 24, 2020, the date the financial statements were originally available to be issued.

F-8

ITEM 8. EXHIBITS

Exhibit No.		Exhibit Description
Exhibit 1*	–	Managing Broker Dealer Agreement
Exhibit 2*	–	Articles of Incorporation and ByLaws
Exhibit 4*	–	Form of Subscription Agreement
Exhibit 6A(i)*	–	Advisory Agreement
Exhibit 6A(ii)*	–	Asset Management Agreement
Exhibit 8*	–	Form of Escrow Agreement
Exhibit 11(i)**	–	Consent of Independent Auditor

* Previously filed

** Filed herewith

15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on April 21, 2020.

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Signed:

By:	/s/ Larry Pino
Name: Larry Pino
Title: Chief Executive Officer and Director

By:	/s/ William N. Johnston
Name: William N. Johnston
Title: Chief Financial Officer and Director

By:	/s/ Christopher P. Young
Name: Christopher P. Young
Title: Director

16